SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934





         Date of Report (Date of earliest event reported): July 18, 2000



                              GROVE PROPERTY TRUST

             (Exact name of registrant as specified in its charter)


              Maryland                1-13080               06-1391084
      (State or other              (Commission File        (IRS Employer
  jurisdiction of incorporation)       Number)         Identification Number)


                 598 Asylum Avenue, Hartford, Connecticut 06105
              (Address of principal executive offices and zip code)


       Registrant's telephone number, including area code: (860) 246-1126


                                       N/A

          (Former name or former address, if changed since last report)



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Item 5. Other Events

     Grove Property Trust, a Maryland real estate investment trust (the "Company"), and each of its trust managers (the "Individual Defendants") were named as defendants in an action commenced on July 18, 2000 by the filing of a Class Action Complaint by The Taylor Family Trust (the "Plaintiff"). The suit, which was filed in the Circuit Court of Maryland for Baltimore City, purports to be a class action on behalf of the Plaintiff and the public shareholders of the Company (other than the defendants and any person, firm, trust corporation or other entity related to or affiliated with any of the defendants).

     In the complaint, the Plaintiff refers to the proposed mergers which would be entered into by the Company and Grove Operating, L.P. pursuant to which the Company and Grove Operating, L. P. would be acquired by ERP Operating Limited Partnership. The Plaintiff also refers to the proposed transfer of the retail properties owned by the Company to a limited liability company owned by four of the executive officers of the Company. These proposed transactions were described in a joint press release issued by the Company and ERP Operating Limited Partnership on July 17, 2000. The Plaintiff alleges that each of the Individual Defendants breached his fiduciary duty to the holders of the Company's Common Shares of Beneficial Interest by, among other things, approving and entering into the agreement pursuant to which the retail properties are proposed to be transferred.

     The remedies sought by the Plaintiff include a preliminary and permanent injunction enjoining the defendants and all persons acting in concert with them, from proceeding with, consummating or closing the proposed transaction, the rescission of the merger if it is consummated and the award of rescissory damages, an accounting by the defendants for damages alleged to have sustained by the members of the class as a result of the wrongs alleged by the Plaintiff and the award of Plaintiff's costs, including reasonable attorneys' fees and expenses.

     The Company believes that the suit is without merit and intends to defend against the claims vigorously.


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                                   Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           GROVE PROPERTY TRUST

                                           By:       /S/ JOSEPH R. LABROSSE
                                                ------------------------------
                                                   Joseph R. LaBrosse
                                                   Chief Financial Officer

Date: July 27, 2000